Exhibit 99.1

April 8, 2011

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA TO PURCHASE ADDITIONAL COMMON STOCK OF JEFFERIES GROUP, INC.

New York, New York, April 8, 2011 -- Leucadia National Corporation (NYSE: LUK) announced today that it has agreed to purchase $125 million of the common stock of Jefferies Group, Inc. (NYSE: JEF) as part of a $500 million common stock offering announced by Jefferies on April 7, 2011.

Immediately prior to this offering, Leucadia owned approximately 27.83% of Jefferies.  After giving effect to the offering and Leucadia’s purchase of shares, Leucadia will now own approximately 27.54% of Jefferies common stock.